ASSIGNMENT
                        BY
                  GRAND SLAM III
                       OF THE
            RIGHTS AND RESPONSIBILITIES
                     UNDER ITS
                     AGREEMENT
                       WITH
             PRATT, WYLCE & LORDS, LTD.
                        TO
             GRAND SLAM LICENSING, INC.


          THIS ASSIGNMENT is entered into this 28th day of April, 1995 by and between Grand Slam III, hereinafter referred to as "GS III", an Indiana Limited Partnership with offices at 401 Pennsylvania Parkway, Suite 390, Indianapolis, Indiana 46280 and Grand Slam Licensing, Inc., hereinafter referred as "GSL", an Indiana C Corporation, with offices at 401 Pennsylvania
Parkway, Suite 390, Indianapolis, Indiana 46280.

                     RECITALS

          1) On April 12, 1996, GS III entered into an Agreement with Pratt, Wylce, & Lords, Ltd., hereinafter referred to as "PW&L", for PW&L to provide consultation on restructuring GS III's licensed products and other licensing related business activities into a separate and distinct C Corporation, GSL, and consulting with that GSL on the structuring and marketing of a private placement.

          2) Upon the incorporation of GSL on April 28, 1995, the focus of PW&L's consultation changes from GS III to GSL.
          3) Since the Agreement between GS III and PW&L serves the needs of GSL from the date of its incorporation forward, GS III desired to assign its rights and responsibilities under the Agreement to GSL.

                   AGREEMENT

          NOW THEREFORE in consideration of these recitals and the mutual convenants contained herein, the parties agree as follows:

          1) Assignment of rights. GS III does hereby assign and transfer all of its rights and responsibilities under its Agreement with PW&L to GSL, subject to the covenants, agreements and condition contained therein.

          2) Covenants of GS III. GS III hereby covenants that all of the covenants, agreements and conditions contained therein to be performed by both parties have been duly observed and performed up to and including the date of
GSL's incorporation, April 28,1996.

          3) Covenants of GSL. GSL hereby covenants to GS III that it will henceforth make all payments required by, and will observe and perform all the covenants, agreements and conditions on GS III's part contained in the Agreement and that GSL will indemnify GS III from and against all actions, proceedings, claims, and demands in respect to the said payments, covenants, agreements and conditions respectively.

          IN WITNESS WHEREOF, the parties have executed this Assignment to be effective as of the day and date first written above.



Grand Slam III                  Grand Slam Licensing, Inc.
Assignor                        Assignee

by:                                by:
   Milton O. Thompson, Esq.        Charles A. Richmond
   General Partner                   Assistant Secretary